SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2009

REGENCY CENTERS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Independent Drive, Suite 114	32202
Jacksonville, Florida
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904)-598-7000

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (b)        On February 3, 2009, Mary Lou Fiala, president and chief operating officer of the Company since 1999, announced that she will retire from her position as chief operating officer at the end of 2009. As part of the transition of her responsibilities in connection with her retirement later this year, Ms. Fiala gave up the position of president to Brian M. Smith, who was elected to fill that position as described below. Ms. Fiala will remain as chief operating officer until her retirement. Ms. Fiala will remain a director of the Company after her retirement.

        In addition, on February 3, 2009, Terry N. Worrell, a director of the Company since 1999, announced that he will not stand for re-election to the board at the 2009 annual meeting of shareholders although recommended by the nominating committee for re-election. Mr. Worrell will continue to serve as director of the Company until the 2009 annual meeting of shareholders.

        (c)        On February 3, 2009, Brian M. Smith, age 54 and managing director and chief investment officer of the Company since 2005, was appointed to the position of president. In connection with his appointment to president, on February 3, 2009, Mr. Smith was granted a stock rights award for 19,152 shares of common stock pursuant to Regency’s Long-Term Omnibus Plan. The shares vest 25% per year beginning on the first anniversary of the date of grant.

        Prior to serving as our managing director and chief investment officer, from March 1999 to September 2005 Mr. Smith served as Managing Director of Investments for our Pacific, Mid-Atlantic and Northeast divisions. Mr. Smith was Managing Director – Pacific Investments for Pacific Retail Trust (“PRT”) from January 1997 to February 1999, at which time PRT was acquired by Regency. Mr. Smith started his real estate career at Trammell Crow Company, where he was a partner in the firm, managing director and member of the National Retail Executive Committee.

Item 9.01    Financial Statements and Exhibits.

        Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION
(registrant)
February 6, 2009	By: /s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President
Finance and Principal Accounting Officer

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